EXHIBIT 10.1

ACTION BY WRITTEN CONSENT

OF DIRECTORS

OF

BANTEC, INC.

A Delaware Corporation

The undersigned Directors of Bantec, Inc., a Delaware Corporation (the “Company”) pursuant to the Delaware Revised Statutes, hereby consent to the following actions of the Company as of the date set forth below:

1.       RESIGNATION OF MATTHEW WILES FROM ALL OFFICER AND DIRECTOR POSITIONS

RESOLVED: That Board has received and hereby accepts the attached resignation letter of Matthew Wiles from all Officer and Director positions with the Company, and its wholly-owned subsidiary, Howco Distributing Co., to be effective immediately. Michael Bannon, the Company’s CEO and Director, will assume Mr. Wiles’ duties until a replacement is selected.

2.        OMNIBUS RESOLUTION

RESOLVED FURTHER, that the officers of the Company, and each of them, and such persons appointed to act on their behalf pursuant to the foregoing resolutions, are hereby authorized and directed in the name of the Company and on its behalf, to execute any additional certificates (including any officer's certificates), agreements, instruments or documents, or any amendments or supplements thereto, or to do or to cause to be done any and all other acts as they shall deem necessary, appropriate or in furtherance of the full effectuation of the purposes of each of the foregoing resolutions.

Dated: May 11, 2021

/s/ Michael Bannon

Michael Bannon, Director

/s/ Rodrigo Kuntz Rangel

Rodrigo Kuntz Rangel, Director

May 6, 2021

To the Board of Directors of Bantec, Inc.

I, Matthew Wiles, hereby resign from the Board of Directors of Bantec, Inc., and from my positions as Chief Operating Officer of Bantec, Inc. and General Manager of Howco Distributing Co., (“Howco”) a wholly-owned subsidiary of Bantec, Inc.

My resignation therefrom is not due to any disagreement with Howco, Bantec, Inc. or its Board of Directors.

Sincerely,

/s/ Matthew Wiles

Matthew Wiles